Exhibit 5.1

Fulbright & Jaworski L.L.P.

Attorneys at Law

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

www.fulbright.com

Telephone: (214) 855-8000	Facsimile: (214) 855-8200

May 9, 2013

Furmanite Corporation

10370 Richmond Avenue, Suite 600

Houston, Texas 77042

Re:	Registration Statement on Form S-8 Filed by Furmanite Corporation

Ladies and Gentlemen:

We have acted as counsel for Furmanite Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,000,000 shares of the Company’s common stock, without par value (the “Shares”), which may be issued upon the terms and subject to the conditions set forth in the Furmanite Corporation 1994 Stock Incentive Plan, as amended and restated May 9, 2013 (the “Plan”).

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of our opinion, including: (i) the Company’s Restated Certificate of Incorporation and all amendments thereto; (ii) the Company’s Bylaws; (iii) the Plan; (iv) the Registration Statement; and (v) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and stockholders.

For purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (v) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committees or individuals appointed to administer the Plan; (vi) that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; and (vii) that each award under the Plan will be approved by the Board or an authorized committee of the Board.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the issuance of the Shares in accordance with the terms and conditions of the Plan, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.